Exhibit 10.46

Robert G. Ashe

President and Chief Executive Officer
FY07 Compensation Plan

Effective Date: March 1, 2006 to February 28, 2007

Cash Compensation Elements (All in US $)

Annual Base Salary	$ 575,000
Annual Target Incentive @ 100%	$ 575,000
Annual Total Target Income @ 100%	$1,150,000

Equity-Based Compensation Elements

Stock Option Grant	50,000 Options
Target Restricted Stock Unit Grant @ 100%	50,000 RSUs

FY07 Executive Incentive Grid (Share in Success Plan)

The Share In Success Grid appearing below (“SIS Grid”) is designed to reward achievement based on Operating Margin and Revenue performance, and to discourage the achievement of one performance metric at the expense of the other. If threshold performance is not achieved on either performance metric, the FY07 corporate factor from the SIS Grid will be zero. Otherwise, the number at the intersection of the results of the two (2) metrics will be multiplied by the result of the Customer Loyalty Factor appearing in the table below to determine the “SIS Factor” This will be multiplied by your Annual Target Incentive and Target Restricted Stock Unit Grant to determine the actual amounts in each case. The impact of the Customer Loyalty Factor ranges from 90% to 110%. The maximum SIS Factor is 200%.

EXECUTIVE INCENTIVE GRID (DESCRIBED ABOVE) INTENTIONALLY DELETED

FY07 Customer Loyalty Factor Grid

The Customer Loyalty Factor will be the average of the quarterly scores from the customer loyalty survey which measures customer loyalty through repurchase intentions and customer referenceability.

CUSTOMER LOYALTY FACTOR GRID (DESCRIBED ABOVE) INTENTIONALLY DELETED

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General Terms

This Compensation Plan contains the details of your compensation for Fiscal Year 2007 (“FY07”). It forms part of your Employment Agreement with Cognos. All compensation amounts are in United States Dollars.

1)	HRC Approval. The Human Resources & Compensation Committee of the Board of Directors of Cognos Incorporated (“Committee”) approved this Compensation Plan on April 5, 2006 and it is binding between you and Cognos when signed by both parties.

2)	FY07 Incentive Payment. Your FY07 Annual Incentive payment (“FY07 Incentive Payment”) will be determined as set out in the section above entitled “FY07 Executive Incentive Grid (Share in Success)”.

3)	FY07 RSU Grant. Your FY07 Restricted Stock Unit Grant (“FY07 RSU Grant”) will be determined as set out in the section above entitled “FY07 Executive Incentive Grid (Share in Success)”.

The restricted share units (“RSUs”), if any, will be granted following the filing of a Current Report on Form 8-K, releasing Cognos’ audited FY07 financial results. RSUs will be subject to the terms and conditions of the Cognos Incorporated 2002-2015 Restricted Share Plan (“RSU Plan”).

The entire RSU Award will vest on the 4th anniversary of the RSU Award Date (“Cliff Vesting Date”) or earlier, in following circumstances:

a.	The entire RSU Award will vest in either of the following circumstances (x) on the date the CEO’s employment is terminated for any reason before the Cliff Vesting Date (unless such termination is for good cause based on the CEO’s moral turpitude or criminal misconduct) or (y) in the event of any Change of Control as defined in the CEO’s employment agreement.

b.	¼ of the RSU Award will be eligible for immediate vesting on the RSU Award Date and on the three subsequent anniversaries of the RSU Award Date following the end of FY08, FY09 and FY10. On each of those dates vesting will occur if :

(i)	the Corporation meets or exceeds its dollar-based Operating Margin target for the most recently completed fiscal year (being the dollar figure obtained when multiplying the revenue and operating margin elements that result in a 100% payout under the SIS Grid without giving effect to any additional multipliers or factors), and

COMPETITOR CLAUSE INTENTIONALLY DELETED

Notwithstanding the terms of the RSU Plan or any other plan or agreement to the contrary, all entitlements or rights pursuant to any RSUs granted as part of the FY07 RSU Grant shall immediately and automatically become fully vested in the event that a “Change of Control”, as defined in your current employment Agreement (“Agreement”), occurs and all such vested rights shall be exercisable by you at the your sole discretion.

If your employment is terminated by Cognos without “just cause”, as defined in the Agreement, (including constructive dismissal) or you terminate your employment for any “good reason”, as defined in the Agreement, then the following provisions shall apply:

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(a) notwithstanding any term of the RSU Plan, all of your entitlements or rights in any RSUs already granted as part of the FY07 RSU Grant shall continue to vest during the thirty (30) month period following the date of termination, and once vested shall be exercisable in accordance with the terms of the RSU Plan; and

(b) you shall also be entitled (if your employment terminates prior to the end of fiscal year 2007) to your FY07 RSU Grant, if any, pro-rated for the period up to the date of termination of employment (such grant to be determined and made at the times that Cognos generally determines and makes such grants to senior executives).

4)	Stock Option Grant. Any stock options granted pursuant to the Stock Option Grant will be granted at the same time as the annual stock option focal for all employees. Options will be subject to the terms and conditions of the Cognos Incorporated 2003-2008 Stock Option Plan. On each anniversary of the option grant date, twenty-five percent (25%) of the options will vest.

5)	Currency Exchange Rate. For payroll purposes, your Annual Base Salary and FY07 Incentive Payment, if any, will be converted to Canadian Dollars using the month-end foreign exchange rate for February 2006. This rate is US $1 = CDN $ 1.138. Accordingly, your Annual Base Salary for payroll purposes will be CDN $654,350.

6)	Repayment and Surrender. The FY07 Incentive Payment, if any, and the FY07 RSU Grant, if any, are each based on performance measures and will be subject to recalculation by Cognos and repayment by you in certain circumstances.

If the audited financial statements of Cognos Incorporated in respect of any fiscal year after Fiscal Year 2006 are, or are required to be, subsequently re-stated in any material respect, and for reasons that the Human Resources & Compensation Committee of the Board of Directors of Cognos Incorporated (“Committee”) deems, in its sole discretion, to be based on error, malfeasance or negligence, then any annual incentive payment (“Incentive Payment”), including the FY07 Incentive Payment, and any share-based compensation grant (“Share-Based Grant”), including the FY07 RSU Grant, based on those audited financial statements will be recalculated based on the restated financial statements.

If the original Incentive Payment is greater than the recalculated Incentive Payment, you will immediately pay the difference between such amounts to the employing Cognos subsidiary (subject to such other repayment terms as may be approved by the Committee). If the original Incentive Payment is less than the recalculated Incentive Payment, Cognos will forthwith pay you the difference between such amounts, less any deductions at source required by applicable law.

If the number of options, RSUs or similar share-based compensation (“Units”) granted in the original Share-Based Grant is greater than the number to be granted in the recalculated Share-Based Grant, you will immediately surrender a number of options, RSUs or Units, as the case may be, equal to the difference between the original Share-Based Grant and the recalculated Share-Based Grant. If you do not have sufficient options, RSUs or Units, as the case may be, to surrender to Cognos, you will transfer/deliver to Cognos an equivalent number of Cognos shares or, with the prior written consent of Cognos, the cash equivalent for such shares. If the number of options, RSUs or Units granted in the original Share-Based Grant is less than the number granted in the recalculated Share-Based Grant, Cognos will, subject to its then current option, RSU and Unit grant policies/practices and the terms of the relevant share based plan, immediately grant an additional number of options, RSUs or Units, as the case may be, equal to the difference between the original Share-Based Grant and the recalculated Share-Based Grant.

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Any repayment made by you to Cognos will be net of any taxes originally withheld at source by Cognos (“Tax Withholding Amount”). Any subsequent refund to you of any taxes in respect of the original FY07 Incentive Payment will be immediately payable by you to Cognos upon receipt, up to the Tax Withholding Amount.

7)	Stock Ownership. Cognos stock ownership guidelines applicable to you are three (3) times the sum of your Annual Base Salary and Annual Target Incentive or $3,450,000. At the start of fiscal year 2007 this represented 95,833 shares. Entering fiscal year 2007 you have met the ownership guidelines. It is expected that you will monitor and maintain this status going forward.

AGREED AND ACCEPTED AS OF JULY 31, 2006:

/s/ Robert G. Ashe	July 26, 2006

Robert G. Ashe	Date
President and Chief Executive Officer

/s/ John Jussup	July 31, 2006

John Jussup	Date
SVP, Chief Legal Officer and Secretary

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